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                  EXHIBIT 22 - SUBSIDIARIES OF THE REGISTRANT


NAME                               JURISDICTION OF INCORPORATION

The National City Bank             United States
  of Evansville
Evansville, Indiana

Poole Deposit Bank                 Commonwealth of Kentucky
Poole, Kentucky

The Peoples National Bank          United States
  of Grayville
Grayville, Illinois

The Farmers and Merchants Bank     State of Indiana
Fort Branch, Indiana

Farmers State Bank                 Commonwealth of Kentucky
Sturgis, Kentucky

Lincolnland Bank                   State of Indiana
Dale, Indiana

The Bank of Mitchell               State of Indiana
Mitchell, Indiana

Pike County Bank                   State of Indiana
Petersburg, Indiana

The Spurgeon State Bank            State of Indiana
Spurgeon, Indiana

The State Bank of Washington       State of Indiana
Washington, Indiana

Ayer-Wagoner-Deal Insurance        State of Indiana
  Agency, Inc.
Rockport, Indiana

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